Exhibit A

Schedule of Transactions in Class I Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

2/28/2026 (1)	Class I Shares		2,705,782.996	$12.20

1. The Reporting Person was notified of the transaction on April 1, 2026.